                      ASSIGNMENT AND ASSUMPTION AGREEMENT

      THIS AGREEMENT is made and entered into as of December 9, 1999, among Cantor Fitzgerald, L.P., a Delaware limited partnership ("CFLP"), Cantor Fitzgerald Securities, a New York general partnership ("CFS"), CFFE, LLC, a Delaware limited liability company ("CFFE"), Cantor Fitzgerald L.L.C., a Delaware limited liability company ("CF"), CFPH, LLC, a Delaware limited liability company ("CFPH"), and Cantor Fitzgerald & Co., a New York general partnership ("CF&Co" and, together with CFLP, CFS, CFFE, CF, and CFPH, the "Assignors"), and eSpeed, Inc., a Delaware corporation ("Assignee").


                              W I T N E S S E T H:

      WHEREAS, Assignee is a recently-formed company that has been organized to engage in the business of operating interactive electronic marketplaces in accordance with the (i) Joint Services Agreement (as hereinafter defined) and
(ii) Administrative Services Agreement (as hereinafter defined) (the "Business"), initially to be used principally by financial and wholesale market participants to trade in fixed income securities, futures, options and other financial instruments and including the eSpeed system described in the final prospectus filed by Assignee (the "Prospectus") relating to Assignee's initial public offering.

      WHEREAS, each of CFLP, CFS and CF&Co currently operate the Business and each Assignor owns or has the right to use the Assets (as hereinafter defined) used to operate the Business, including, without limitation, certain hardware, software, technologies, systems and other intellectual property and agreements that are principally used in the Business.

      WHEREAS, Assignee desires to acquire such assets from the Assignors in exchange for the issuance to each Assignor of the number of shares of Class B Common Stock, par value $.01, of Assignee (the "Class B Shares") set out opposite the name of such Assignor on Schedule 1.04 hereto, being 43,999,900 Class B Shares in the aggregate for all of the Assignors (the "Consideration").

      WHEREAS, each Assignor has determined that its share of the Consideration represents valuable and fair consideration for the transfer of its portion of such assets to Assignee and has determined that it is in its best interest to transfer its portion of such assets to Assignee in return for the Consideration.

      NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and conditions hereinafter set forth, the parties hereby agree as follows:
                                      1

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                                   ARTICLE I

                              TERMS OF ASSIGNMENT

      1.01. Assignment. On the terms and subject to the conditions in this Agreement and for the Consideration specified herein, at the Closing (as hereinafter defined), the Assignors shall sell, transfer, convey, assign and deliver to Assignee, and Assignee shall purchase, acquire and accept from the Assignors, free and clear of all mortgages, pledges, assessments, security interests, conditional sale or title retention contracts, leases, liens, adverse claims, Taxes (as hereinafter defined), levies, charges, options, rights of first refusal, transfer restrictions or other encumbrances of any nature, or any contracts, agreements or understandings to grant any of the foregoing (collectively, "Liens"), all of the Assignors' right, title and interest in, to and under the following assets and rights, including, but not limited to, the assets and rights identified on Schedule 1.01, in each case to the extent used or held for use principally in the Business, but excluding the Excluded Assets (as hereinafter defined) (the "Assignment"):

      (a) all machinery, equipment, computers, network servers, monitors, servers and other related items of tangible personal property of the Assignors, principally used in the Business (the "Equipment");

      (b) all fictional business names, trade names, d/b/a names, logos, Internet domain names (including, without limitation, www.eSpeed.com), trademarks, service marks (including, without limitation, eSpeed(sm)), trade dress and any and all federal, state, local and foreign applications, registrations and renewals therefor, and all the goodwill associated therewith principally used in the Business (collectively, "Marks"); all copyrights in both published works and unpublished works, and in online works such as Internet web sites, and any federal or foreign applications, registrations and renewals therefor principally used in the Business (collectively, "Copyrights"); all rights in any and all licensed or proprietary computer software, firmware, middleware, programs, systems applications, databases and files (in whatever form or medium), including all material documentation, relating thereto, and all source and object codes relating thereto principally used in the Business (collectively, "Computer Software and Files"); all know-how, trade secrets, confidential information, competitively sensitive and proprietary information (including but not limited to internal pricing information, supplier information, telephone and telefax numbers, and e-mail addresses), technical information, data, process technology, drawings and blue prints principally used in the Business, other than the Information (as hereinafter defined) (collectively, "Trade Secrets"); and the right to sue for past infringement, if any, in connection with any of the foregoing, including, but not limited to, the intellectual property disclosed in Schedule 1.01(b) hereto (collectively, the "Intellectual Property");

      (c) all agreements and arrangements permitting any Assignor to use intellectual property, equipment and computer equipment owned by third parties, or permitting third party use of intellectual property, equipment or computer equipment owned by any Assignor, or for the processing, use, licensing, leasing, storage, or retrieval of software, data and information principally used by, and related to, the Business (collectively, "Intellectual Property, Equipment and Computer Agreements");

      (d) any and all accounting business information, management information and internal reporting data and related books and records (in whatever form or medium maintained), including but not limited to advertising, marketing and sales programs, business, marketing and strategic plans, research and development reports and records, and advertising copy (including radio and television scripts), creative materials, production agreements, and all other promotional brochures, flyers, inserts and other materials used principally in connection with the Business (collectively, the "Marketing Materials");

      (e) all computer tapes, discs and other media which are used to store Intellectual Property (the "Computer Equipment");

      (f) all agreements, contracts, instruments and other documents to which any Assignor is a party that are listed in Schedule 2.07 (the "Assigned Contracts");

      (g) all claims of any Assignor against third parties relating to the Assets (as hereinafter defined), whether choate or inchoate, known or unknown or contingent or non-contingent;

      (h) to the extent transferable, any and all Permits (as hereinafter defined) used exclusively in connection with the Business;

      (i) all capital stock of eSpeed Securities International Limited, a limited company registered in England under number 3809189; and

      all as the same shall exist on the Closing Date (items (a) through (i) being, collectively, the "Assets").

      1.02. Excluded Assets. Notwithstanding anything in this Agreement to the contrary, all assets, properties and rights of the Assignors other than those set forth in Section 1.01 (including Schedule 1.01), including without limitation, the following assets, properties and rights of the Assignors (the "Excluded Assets"), shall be excluded from and shall not constitute part of the Assets, and Assignee shall have no rights, title or interest in or duties or obligations of any nature whatsoever with respect thereto by virtue of the consummation of the transactions contemplated by this Agreement:

      (a) all contracts and other agreements to which any Assignor is a party, other than those described in Section 1.01 above (the "Excluded Contracts");

      (b) all rights of the Assignors in and to the trademarks, service marks, and any applications, registrations and renewals therefor, and all the goodwill associated therewith, licensed by any Assignor and (x) which are subject to the Mutual Confidentiality Agreement ("Mutual Confidentiality Agreement"), dated March 19, 1993, between CFLP and Market Data Corporation ("MDC") or (y) which are listed (by country and trademark) on Schedule 1.02(b) hereto (collectively, the "Excluded Marks");

      (c) all rights of the Assignors in, to or under, as applicable, the (x) MDC Mortgage- Backed Securities Broker System, MDC Odd Lots Broker System, MDC Options System, MDC OTR Broker System and MDC Buyside Terminal System (collectively, the "MDC Broker System"), including all documentation relating thereto and all source and object codes relating thereto and (y) Mutual Confidentiality Agreement (together, the "Excluded Software");

      (d) any and all Confidential Information as defined in the Mutual Confidentiality Agreement;

      (e) all rights of the Assignors in the Internet domain name "cantor.com" and in and to the Internet web site accessed via such domain name, including, but not limited to, all copyrights in all materials on such site and the software underlying such site, all trademarks, service marks, trade names and goodwill associated therewith, all proprietary computer software, programs, applications, databases, files (in whatever form or medium) and all proprietary information related thereto;

      (f) all rights of the Assignors in, to and under the Data Purchase Agreement, Data Product Agency and Electronic Trading System Agreement, dated January 22, 1993, among CFLP, Reuters Limited ("Reuters") and MDC, as amended, and all other agreements between CFLP, Reuters and/or MDC or related thereto, as set forth in Schedule 1.02(f) hereto (the "Reuters Agreement");

      (g) all rights of the Assignors with respect to the (x) Agreement, dated February 23, 1990, between Telerate, Inc. ("Telerate") and CFS, as amended, and
(y) Master Optional Services Agreement, dated February 23, 1990, between Telerate and MDC, as amended, and all other agreements between the Assignors, Telerate and/or MDC or related thereto, as set forth in Schedule 1.02(g) hereto (the "Telerate Agreement");

      (h) all right, title and interest with respect to information relating to bids, offers or trades or any other information on Financial Products (as defined in the Joint Services Agreement (as hereinafter defined)) created or received by Assignors or any of their affiliates in a brokerage capacity, including, but not limited to, information licensed, sold, transferred or permitted to be published or displayed by Assignors pursuant to the Reuters Agreement and the Telerate Agreement (the "Information");

      (i) all advertising, marketing and sales programs, advertising copy (including radio and television scripts), creative materials, production agreements, broadcasting rights, broadcasting and advertising time, space, allowances and credits and other promotional brochures, flyers, inserts and other materials used solely in connection with an Excluded Contract;

      (j) Fraser et. al. U.S. Patent 5,905,974, entitled "Automated Auction Protocol Processor" (the "Fraser Patent") and all filed patent applications;

      (k) any assets, properties, rights and interests relating to the Excluded Liabilities (as hereinafter defined); and

      (l) all rights of the Assignors under this Agreement and the documents and instruments delivered to the Assignors pursuant to this Agreement.

      Each Assignor shall bear and pay all of the costs and expenses of the assignment of its portion of the Assets, except for sales, transfer or other similar taxes, which shall be borne and paid by Assignee.

      1.03. Assumption of Liabilities. Effective as of the Closing Date, Assignee will assume and agree to pay, perform and discharge, as and when due, and indemnify and hold each Assignor harmless from and against, (x) each liability listed in Schedule 1.03, (y) each obligation of each Assignor to be performed after the Closing Date with respect to the Assets and the Assigned Contracts and (z) each other liability of each Assignor thereunder (including liabilities for any breach of a representation, warranty or covenant, or for any claims for indemnification contained therein), to the extent and only to the extent that such liability is due to the actions of Assignee (or any of Assignee's affiliates, representatives or agents) after the Closing Date (collectively, the "Assumed Liabilities"). Assignee shall not assume, and shall not be obligated to pay, perform or discharge, any liability or obligation of any Assignor other than the Assumed Liabilities (whether or not related to the Assets or Business) (collectively, the "Excluded Liabilities"), and shall not be obligated for any other claim, loss or liability relating to any act, omission or breach by any Assignor with respect to the Business, the Assets or the Assigned Contracts, or for any claim, loss or liability related to the Excluded Assets or the Excluded Liabilities, all of which, the Assignors shall remain obligated to pay, perform and discharge and to indemnify and hold Assignee harmless against. Without limiting the foregoing, among other things, all liabilities arising from the matters described in the Prospectus under the caption "Legal Proceedings" shall be Excluded Liabilities except to the extent expressly assumed as provided on Schedule 1.03.

      1.04. Consideration. In consideration of the Assignment, in addition to the assumption of the Assumed Liabilities as provided in Section 1.03, Assignee shall issue to each Assignor the number of Class B Shares set out opposite the name of such Assignor on Schedule 1.04 hereto, being 43,999,900 Class B Shares in the aggregate for all of the Assignors.

      1.05. The Closing.

      (a) Date and Place. The closing of the transactions contemplated hereby (the "Closing") shall take place at the New York offices of the Assignors, on the 105th Floor of One World Trade Center, New York, New York 10048, on the date the Assignors so elect, which date shall be no later than the fourth business day following the date that all of the conditions to Closing provided in Articles VI and VII hereof shall have been satisfied, or at such other time and/or place and/or on such other date as the parties may mutually agree (the "Closing Date").

      (b) Documents to be Delivered by the Assignors. To the extent applicable, at the Closing, each Assignor shall deliver to Assignee;

            (i) a duly executed counterpart to the Joint Services Agreement (the "Joint Services Agreement") substantially in the form of Exhibit A hereto;

            (ii) a duly executed counterpart of the Administrative Services Agreement (the "Administrative Services Agreement") substantially in the form of Exhibit B hereto;

            (iii) a duly executed counterpart of the General Assignment, Assumption and Bill of Sale (the "Bill of Sale") substantially in the form of Exhibit C hereto;

            (iv) a duly executed counterpart of the Registration Rights Agreement (the "Registration Rights Agreement") substantially in the form of Exhibit D hereto;

            (v) a duly executed counterpart of the Sublease Agreement substantially in the form of Exhibit E hereto (the "Sublease Agreement" and, together with the Joint Services Agreement, the Administrative Services Agreement, the Bill of Sale and the Registration Rights Agreement, the "Additional Agreements"); and

            (vi) such other duly executed documents or instruments to effect the transfer of the Assets and the other transactions contemplated hereby, and in such form, as Assignee may reasonably request.

      (c) Documents to be Delivered by Assignee. At the Closing, Assignee shall execute and deliver to the Assignors:

            (i) a duly executed counterpart of the Joint Services Agreement;

            (ii) a duly executed counterpart of the Administrative Services Agreement;

            (iii) a duly executed counterpart of the Bill of Sale for the Assets transferred by such Assignor;

            (iv) a duly executed counterpart of the Registration Rights
Agreement;

            (v) a duly executed counterpart of the Sublease Agreement; and

            (vi) such other duly executed documents or instruments to effect the transfer of the Assets, the assumption of the Assumed Liabilities and the other transactions contemplated hereby, and in such form, as any Assignor may reasonably request.

      1.06. Section 351 Transaction. Each party hereto acknowledges and agrees that the assignment of the Assets is intended to be treated for federal income tax purposes and relevant state and local tax purposes as an element of a tax-free transaction described in Section 351 of the Internal Revenue Code. No party hereto shall take, or cause or permit to be taken, any position that is inconsistent with such treatment in any tax return or filing or in any tax proceeding.


                                  ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE ASSIGNORS

      Each Assignor jointly and severally represents and warrants to Assignee as follows, except as otherwise disclosed in the disclosure schedules to this Agreement (the "Disclosure Schedules"), which Disclosure Schedules specifically reference the particular Sections hereof to which they relate:

      2.01. Organization and Good Standing. Each Assignor is duly organized, validly existing and in good standing under the laws of the state of its organization and is duly qualified to do business and, except as would not singly or in the aggregate have a Material Adverse Effect, is in good standing in each jurisdiction in which the ownership, use or leasing of its assets or the conduct or nature of its business makes such qualification necessary. "Material Adverse Effect" means any event, change, changes, effect or effects that individually or in the aggregate are materially adverse to (x) the ownership, use, operation or value of the Assets, (y) the condition (financial or other) or results of operations of, or prospects for, the Business or (z) the ability to consummate the transactions contemplated by this Agreement, the Joint Services Agreement or the Administrative Services Agreement.

      2.02. Authority. Each Assignor has the requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Assignor of this

Agreement and the Additional Agreements to which it is a party and the consummation by each Assignor of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate, stockholder, member or partner action, and no other corporate, partner or member proceedings on the part of any Assignor or any affiliate of any Assignor, respectively, are necessary to authorize the execution and delivery by an Assignor of this Agreement or the Additional Agreements to which that Assignor is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and at the Closing the Additional Agreements to which each Assignor is a party will be, duly executed and delivered by each Assignor that is a party thereto and constitutes or will constitute, as applicable, legal, valid and binding obligations of each Assignor enforceable against such Assignor in accordance with their respective terms.

      2.03. No Conflict; Required Filings and Consents.

      (a) The execution, delivery and performance by each Assignor of this Agreement and the Additional Agreements to which it is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the partnership agreement, Certificate of Limited Liability Company, limited liability company operating agreement, By-Laws or similar organizational or governing document of any Assignor or any affiliate thereof, as the case may be; (ii) conflict with or violate any federal, state, local or foreign laws, rules, statutes, ordinances, regulations, judgments, settlement agreements, orders or decrees or arbitration proceedings or pronouncements (collectively "Laws") applicable to any Assignor or any affiliate thereof, the Business or the Assets or by which any Assignor or any affiliate thereof, the Business or the Assets are bound or affected; or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to any other person any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any Assignor or any affiliate thereof is a party or by which any Assignor or any affiliate thereof, the Business or the Assets are bound or affected.

      (b) The execution, delivery and performance by each Assignor of this Agreement and the Additional Agreements to which it is a party do not and the consummation of the transactions contemplated hereby and thereby do not require any Assignors or any of its affiliates to seek, obtain or receive any consent, approval, authorization or permit from, or make any filing with or notification to, any governmental agency, authority or court or any other person, body or committee, except for any consents, approvals, any authorizations or permits as have been obtained or filings or notifications as has been made or as would not singly or in the aggregate, if not obtained or made, have a Material Adverse Effect.

      2.04. Permits; Compliance with the Law. Each Assignor is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for it to own and use the Assets as presently owned and used and to carry on the Business as it is now being conducted (the "Permits"), except for those Permits the failure of which to obtain or maintain would not result in a Material Adverse Effect, and no suspension, revocation, cancellation or refusal to review any of the Permits has occurred, or to the knowledge of any Assignor, is threatened or anticipated. Each of the Permits is listed on Schedule 2.04. Each Assignor has conducted and is conducting the Business, and has owned, used and operated and owns, uses and operates the Assets in compliance with, and not in violation of,
(i) any Law applicable to it or by which it, the Business or the Assets is bound or affected or (ii) any of the Permits (except in either case for any such violations as, singly or in the aggregate, would not have a Material Adverse Effect).

      2.05. Title to Assets. Each Assignor owns, free and clear of any Liens, and has the full right to sell, assign and convey, all of the Assets, and at the Closing will convey the Assets to Assignee, free and clear of any Liens.

      2.06. Absence of Litigation. Except as would not singly or in the aggregate have a Material Adverse Effect or is disclosed in the Prospectus, there is no pending or threatened, nor has there been at any time during the twelve months preceding the date hereof any, claim, complaint, action, suit, litigation, proceeding or arbitration or, to each Assignor's knowledge, any inquiry or investigation of any kind by any state attorney general, consumer protection agency or other governmental or self-regulatory agency, or any other person or entity which seeks to enjoin, delay or restrict any of the transactions contemplated by this Agreement, the Additional Agreements or which involves the Business or any of the Assets. Except as would not singly or in the aggregate have a Material Adverse Effect, none of the Assignors nor any affiliate of the Assignors are subject to any judgment, order, writ, injunction, decree or award which relates to any of the Assets or to the Business.

      2.07. Contracts; No Default; Etc. Schedule 2.07 of the Disclosure Schedule lists each Assigned Contract. Correct and complete copies of each Assigned Contract, together with all amendments, supplements and other instruments (including side letters) thereto effecting a modification or waiver of the terms thereof, have been delivered to Assignee. Each Assigned Contract is valid, subsisting and, to each Assignor's knowledge, enforceable in accordance with its terms, save only that such enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity (whether considered in a proceeding at law or in equity). Each such Assigned Contract is in full force and effect, no written notice of termination or non-renewal of any Assigned Contract has been given to any Assignor or, to the knowledge of any Assignor, is anticipated, and there is no material default (or any event known to any Assignor which, with the giving of notice or lapse of time or both, would constitute a material default) by any Assignor or, to the knowledge of any Assignor, by any other party to any such Assigned Contract, in the due timely payment or performance of any obligation to be performed or paid under any Assigned Contract.

      2.08. Intellectual Property and Computer Assets.

      (a) Except as would not singly or in the aggregate have a Material Adverse Effect, each Assignor owns all right, title and interest in, or has valid and subsisting license rights sufficient to use and to continue to use, all Intellectual Property principally used in the conduct of the Business as currently conducted by each Assignor. All Intellectual Property necessary for the conduct of the Business as described in the Prospectus (other than the intellectual property included in the Excluded Assets) is being transferred or licensed to Assignee hereunder. Except as would not singly or in the aggregate have a Material Adverse Effect, all Intellectual Property is free and clear of any and all Liens.

      (b) Schedule 2.08(b) lists all of each Assignor's United States and foreign registrations and applications issued by, filed with or recorded by any governmental regulatory authority with respect to the Intellectual Property. Except as singly or in the aggregate would not have a Material Adverse Effect, all of such registrations and applications are valid and in full force and effect and all necessary actions to maintain the registrations or applications for registration of such Intellectual Property have been taken or instructions have been given that such actions be taken, and such actions will be taken as of the date of this Agreement.

      (c) Except as singly or in the aggregate would not have a Material Adverse Effect, all Computer Software and Files and Computer Equipment, to each Assignor's knowledge, are "Year 2000 Compliant." For purposes of this Agreement, "Year 2000 Compliant" means that the Computer Software and Files and Computer Equipment will (A) consistently and accurately process date and time information and data with values before, during and after January 1, 2000, including but not limited to, accepting date input, providing date output, and performing calculations on dates; and (B) function accurately and in accordance with its specifications without an adverse change in performance resulting from processing time data with values before, during and after January 1, 2000.

      2.09. Taxes. Each Assignor has duly and timely filed all material returns, reports or statements (including information statements) ("Tax Returns") required to have been filed with respect to all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, transfer, value added, franchise, bank shares, withholding, payroll, employment, disability, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, together with any interest, penalties, additions to tax or additional amounts with respect thereto ("Taxes"); each such Tax Return correctly and completely reflects the income, franchise or other Tax liability and all other information required to be reported thereon; and all Taxes due and payable by each Assignor, whether or not shown on any Tax Return, have been paid, other than those that are the subject of a bona fide dispute and are being contested by an Assignor in appropriate proceedings. Notwithstanding anything to the contrary herein, the representations and warranties in this Section 2.09 are limited to matters that (i) include, relate to or otherwise affect the Business or the Assets, (ii) could result in the imposition of a Lien on, or the assertion of a claim against, the Assignee, the Business or the Assets or (iii) could affect the tax position of Assignee with respect to the Business or the Assets after the Closing Date.

      2.10. Undisclosed Liabilities. Except as singly or in the aggregate would not have a Material Adverse Effect, there are no claims, losses, obligations or liabilities of, relating to or affecting the Assignors or any of the Assets.

      2.11. Investment Representation. Each Assignor represents, warrants and agrees that it is acquiring the Class B Shares for its own account and not with a view to the resale or distribution thereof or any interest therein, except in compliance with the registration requirements of applicable securities laws or pursuant to an exemption therefrom. Any certificates evidencing the Class B Shares may contain a legend, in customary form, to such effect.

      2.12. Entire Business. The Assets, together with the services to be provided by one or more of the Assignors pursuant to the (i) Administrative Services Agreement and (ii) Joint Services Agreement, constitute all the assets, properties and rights necessary for Assignee to conduct the Business in all material respects as described in the Prospectus.


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ASSIGNEE

      Assignee hereby represents and warrants to the Assignors as follows:

      3.01. Organization and Good Standing. Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Assignee has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

      3.02. Authority; Binding Effect. Assignee has taken all necessary corporate actions to authorize, execute and deliver this Agreement and to perform all of its obligations under, and to consummate the transactions contemplated by, this Agreement. This Agreement has been duly and validly executed by Assignee. This Agreement constitutes the valid and binding obligation of Assignee, enforceable against Assignee in accordance with its terms, subject to the effect of reorganization, bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and other similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto, and subject to the application of equitable principles and the discretion of the court (regardless of whether the enforceability is considered in a proceeding in equity or at law).

                                  ARTICLE IV

                                   COVENANTS

      4.01. Assignment of Contracts. Each Assignor will give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that Assignee may request in connection with the transaction contemplated by this Agreement, including, but not limited to, those consents listed on Schedule 4.01. Each party to this Agreement will give notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with, the transactions contemplated by this Agreement.

      4.02. Further Assurances. Each party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents and take, or cause to be taken, such further actions, as the other party may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Agreement.

      4.03. Termination of Non-Exclusive Patent License. CFLP and CFPH shall terminate and cause its affiliates to terminate before the Closing Date Section 4 of a certain Assignment and License of Patent Rights, effective as of June 16, 1999, among CFLP, CFS and CFPH, whereby CFLP and CFPH granted a non-exclusive, worldwide, non-transferable license to CFS for "CFS Patents" as that term is defined therein.

            4.04. Compliance with Laws. Each party hereto agrees to comply with all applicable Laws relating to the conduct of its business(es).

            4.05. Stock Issuance. Each of CFFE, CF, CFPH and CF&Co agrees to transfer all of the Consideration issued to each of them, respectively, to CFS and CFLP in such proportion between CFS and CFLP as set forth on Schedule 4.05.

                                   ARTICLE V

                               INDEMNIFICATION

      5.01. Assignors' Indemnification Obligations. Subject to the terms and conditions of this Article V, each Assignor agrees, jointly and severally, to defend, indemnify and hold Assignee, its affiliates and assigns, and its respective officers, directors, agents, attorneys, employees and representatives harmless from and against any and all liabilities, losses, costs, damages, expenses, penalties, deficiencies, fines and Taxes, including, without limitation, reasonable legal and other expenses (collectively, "Damages"), directly or indirectly arising out of, resulting from or relating to:

      (a) any breach of any representation, warranty, covenant, agreement or obligation of any Assignor contained in this Agreement;

      (b) any Excluded Liability;

      (c) the conduct of the Business, and the ownership, use and operation of the Assets, on or prior to the Closing Date;

      (d) the use, operation or ownership of the Excluded Assets prior to or after the Closing including, without limitation, the Excluded Software; and

      (e) (i) any claim by any employee of any Assignor not hired by Assignee with respect to his or her employment by any Assignor before or after the Closing, including any group insurance claims, workers' compensation claims or liabilities arising out of any accident, illness or other event occurring before or after the Closing and other claims with respect to pension, retirement and/or welfare benefits as they relate to such employee's services for any Assignor, and (ii) any contractual claims by any person who was an employee of any Assignor prior to the Closing and arising out of the consummation of the transactions contemplated by this Agreement.

      (f) any claim for any breach by any Assignor of any covenant or obligation contained in the Agreement of Limited Partnership of Cantor Fitzgerald, L.P., as amended;

      (g) any claim for any breach by any Assignor of any covenant or obligation contained in the (i) Cantor Fitzgerald Securities General Partnership Agreement, entered into September 25, 1992, by and between CFLP and Cantor Fitzgerald Incorporated, and (ii) Agreement to Admit CF Group Management, Inc. as a New Partner of Cantor Fitzgerald Securities, entered into as of July 2, 1996, by and between CFLP and CF Group Management, Inc.

      5.02. Assignee's Indemnification Obligations. Subject to the terms and conditions of this Article V, Assignee agrees to defend, indemnify and hold each Assignor, its affiliates and their respective officers, directors, agents, attorneys, employees and representatives harmless from and against any and all Damages directly or indirectly arising out of, resulting from or relating to:

      (a) any breach of any representation, warranty, covenant, agreement or obligation of Assignee contained in this Agreement;

      (b) any Assumed Liability (including, without limitation, any failure by Assignee to perform pursuant hereto the obligations to be performed by it after the Closing under any Assigned Contracts or the use, operation or ownership of the Assets or operation of the Business after the Closing); and

      (c) any claim by any employee of Assignor hired by Assignee with respect to his or her employment by Assignee or termination of such employment after the Closing (except to the extent covered by Section 5.01 (e)(ii)), including any group insurance claims, workers' compensation claims or liabilities arising out of any accident, illness or other event occurring after the Closing and other claims with respect to pension, retirement and/or welfare benefits as they relate to such employee's services for Assignee after the Closing.

      5.03. Claims for Indemnification; Defense of Indemnified Claims. For purposes of this Section, the party entitled to indemnification shall be referred to as the Indemnified Party and the party required to indemnify shall be referred to as the Indemnifying Party. In the event that the Indemnifying Party shall be obligated to the Indemnified Party pursuant to this Article V or in the event that a suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall give prompt written notice to the Indemnifying Party of the occurrence of such event, specifying the basis for such claim or demand, and the amount or estimated amount thereof to the extent then determinable (which estimate shall not be conclusive of the final amount of such claim or demand); provided, however, that the failure to give such notice shall not constitute a waiver of the right to indemnification hereunder, except to the extent that the Indemnifying Party is actually prejudiced in a material respect thereby. The Indemnifying Party agrees to defend, contest or otherwise protect against any such suit, action, investigation, claim or proceeding at the Indemnifying Party's own cost and expense with counsel of its own choice, who shall be, however, reasonably acceptable to the Indemnified Party. The Indemnifying Party may not make any compromise or settlement without the prior written consent of the Indemnified Party (which will not be unreasonably withheld or delayed) and the Indemnified Party shall receive a full and unconditional release reasonably satisfactory to it pursuant to such compromise or settlement. The Indemnified Party shall have the right but not the obligation to participate at its own expense in the defense thereof by counsel of its own choice. If requested by the Indemnifying Party, the Indemnified Party shall (at the Indemnifying Party's expense) (i) cooperate with the Indemnifying Party and its counsel in contesting any claim or demand which the Indemnifying Party defends, (ii) provide the Indemnifying Party with reasonable access during normal business hours to its books and records to the extent that such books and records relate to the condition or operation of the Business and are requested by the Indemnifying Party to perform its indemnification obligations hereunder, and to make copies of such books and records, and (iii) make personnel available to assist in locating any books and records relating to the Business or whose assistance, participation or testimony is reasonably required in anticipation of, preparation for, or the prosecution and defense of, any claim subject to this
Article V. In the event that the Indemnifying Party fails timely to defend, contest or otherwise protect the Indemnified Party against any such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to defend, contest or otherwise protect the Indemnified Party against the same and may make any compromise or settlement thereof and recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such suit, action, investigation, claim or proceeding or compromise or settlement thereof.

      5.04. Payments; Non-Exclusivity. Any amounts due an Indemnified Party under this Article V shall be due and payable by the Indemnifying Party within fifteen (15) business days after (x) in the case of a claim which does not involve any third party, receipt of written demand therefor and (y) in the case of a claim which involves a third party, the final disposition of such claim or demand, provided legal and other out-of-pocket costs and expenses are reimbursed currently within fifteen (15) business days after demand therefor. The remedies conferred in this Article V are intended to be without prejudice to any other rights or remedies available at law or equity to the Indemnified Parties, now or hereafter.

                                  ARTICLE VI

                     CONDITIONS TO ASSIGNEE'S OBLIGATIONS

      The obligation of Assignee to consummate the transactions contemplated hereby is subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part by Assignee to the extent permitted by applicable law:

      6.01. Representations, Warranties and Covenants of the Assignors. The Assignors shall have complied in all material respects with all of their agreements and covenants contained herein (including the obligations of the Assignors to deliver the documents specified in Section 1.05) to be performed at or prior to the Closing Date, and all of the representations and warranties of the Assignors contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that such representations and warranties were made as of a specified date and, as to such representations and warranties, the same shall continue on the Closing Date to have been true in all material respects as of the specified date.

      6.02. Other Consents and Filings. All material approvals and consents of or filings with governmental or regulatory authorities, and all material approvals and consents of any other persons (including, without limitation, all third party consents under each of the Assigned Contracts), required to permit the consummation of all of the transactions contemplated hereby shall have been obtained or made, as the case may be, to the reasonable satisfaction of Assignee; provided, however, that it shall not be a condition to Assignee's obligation to close the transactions contemplated hereby if the failure to obtain any such approvals, consents or filings would not be material to the Business or the Assets. For purposes of this Section 6.02, it is understood and agreed that the failure to obtain any of the approvals, consents and filings listed on Schedule 6.02 shall be deemed to be material to the Business or the Assets.

      6.03. Absence of Litigation. No proceeding, action, suit, investigation, litigation or claim challenging the legality of, or seeking to restrain, prohibit or modify the transactions contemplated by this Agreement or the Additional Agreements shall have been instituted and not settled or otherwise terminated.

      6.04. Initial Public Offering of Assignee's Class A Common Stock. The Registration Statement on Form S-1 registering shares of Assignee's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), shall have been declared effective by the Securities and Exchange Commission and Assignee shall have completed its initial public offering of its Class A Common Stock concurrently with the Closing of the transactions contemplated hereby.

      6.05. No Prohibition. No law, statute, rule or regulation or injunction, order, judgment, ruling, decree or settlement of any court or administrative agency shall be in effect which prohibits Assignee from consummating the transactions contemplated hereby or operating any Asset after the Closing Date.

                                  ARTICLE VII

                   CONDITIONS TO THE ASSIGNORS' OBLIGATIONS

      The obligations of the Assignors to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Assignors) on or prior to the Closing Date of all of the following conditions:

      7.01. Representations, Warranties and Covenants of Assignee. Assignee shall have complied in all material respects with all of its agreements and covenants contained herein (including the obligation of Assignee to deliver the documents specified in Section 1.05) to be performed at or prior to the Closing Date, and all of the representations and warranties of Assignee contained herein shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except to the extent that such representations and warranties were made as of a specified date and, as to such representations and warranties, the same shall continue on the Closing Date to have been true in all material respects as of the specified date.

      7.02. Initial Public Offering of Assignee's Class A Common Stock. The Registration Statement on Form S-1 registering shares of Assignee's Class A Common Stock shall have been declared effective by the Securities and Exchange Commission and Assignee shall have completed its initial public offering of its Class A Common Stock concurrently with the Closing of the transactions contemplated hereby.

      7.03. No Prohibition. No law, statute, rule or regulation or injunction, order, judgment, ruling, decree or settlement of any court or administrative agency shall be in effect which prohibits any Assignor from consummating the transactions contemplated hereby.

                                 ARTICLE VIII

                         TERMINATION PRIOR TO CLOSING

      8.01. Termination. This Agreement may be terminated at any time prior to the Closing:

      (a)   By the mutual written consent of Assignee and the Assignors; or

      (b) By either the Assignors or Assignee in writing, without liability to the terminating party on account of such termination (provided that the terminating party is not otherwise in breach of this Agreement), if there shall have been a material breach by the other party of its representations, warranties, covenants or agreements contained herein, the non- breaching party has notified the breaching party of the breach, and the breach has continued without cure for a period of 30 days after such notice of breach.

      8.02. Effect on Obligations. Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder; provided, however, that termination pursuant to paragraph (b) of Section 8.01 shall not relieve any party that breached its covenants or agreements contained herein or in any related agreement from any liability to the other party hereto by reason of such breach.

                                  ARTICLE IX

                                 MISCELLANEOUS

      9.01. Joint and Several Liability. All obligations, covenants, agreements, promises and liabilities of the Assignors hereunder shall be joint and several obligations of all Assignors in all respects.

      9.02. Successors and Assigns. This Agreement shall not be assignable by Assignee without the prior written consent of the Assignors. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

      9.03. Headings. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

      9.04. Modification and Waiver. No amendment, modification, alteration or waiver of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto; provided, however, that each amendment, modification, alteration or waiver hereof or hereunder must be approved by a majority of the outside directors of Assignee. For purposes of this Agreement, an outside director shall mean a director who is not an employee, partner or affiliate (other than solely by reason of being an eSpeed director) of Assignee, CFLP or any of their respective affiliates. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power of privilege hereunder shall operate as a waiver thereof.

      9.05. Broker's Fees. Each party represents and warrants that no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby.

      9.06. Expenses. Each Assignor and Assignee shall pay its own costs and expenses incurred in connection with the preparation and execution and delivery of this Agreement, including, without limiting the generality of the foregoing, fees and expenses of financial consultants, accountants and counsel provided that Assignee shall bear the cost of any sales, transfer and similar taxes in connection with any transfer of assets pursuant to this Agreement. The obligation to pay expenses pursuant to this Section 9.06 shall not in any way limit or expand any obligation of any Assignor or Assignee to bear and pay costs and expenses relating to the actual assignment of Assets pursuant to Section 1.01.

      9.07. Notices. Any notice, request, instruction or other document to be given hereunder by either party hereto to the other party shall be in writing and delivered personally or sent by electronic facsimile transmission, cable, telegram, telex or other standard forms of written telecommunications, by overnight courier or by registered or certified mail, postage prepaid,

            If to the Assignors to:

                  Cantor Fitzgerald, L.P.
                  One World Trade Center, 105th Floor
                  New York, NY  10048
                  Attention:  President
                  Telecopier Number:  212-938-4116

            With copies to:

                  Cantor Fitzgerald, L.P.
                  One World Trade Center, 105th Floor
                  New York, NY  10048
                  Attention:  General Counsel
                  Telecopier Number:  212-938-3620

            If to Assignee to:

                  eSpeed, Inc.
                  One World Trade Center, 103rd Floor
                  New York, NY  10048
                  Attention: President
                  Telecopier Number:  212-938-4614

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally or by a form of written telecommunications in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon the actual receipt by such party. Any notice which is addressed and sent in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the first day, if mailed by overnight courier, and otherwise on the third day, after the day it is so sent.

      9.08. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF

NEW YORK AND OF THE UNITED STATES OF AMERICA IN EACH CASE LOCATED IN THE COUNTY OF NEW YORK FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), AND FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO ITS RESPECTIVE ADDRESS SET FORTH IN SECTION 9.07 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY LITIGATION BROUGHT AGAINST IT IN ANY SUCH COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES OF AMERICA LOCATED IN THE COUNTY OF NEW YORK, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

      9.09. Other Covenants. Subject to Section 6.02, the extent that any consents needed to assign to Assignee any of the Assets have not been obtained on or prior to the Closing Date, this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any such consent shall not be obtained on or prior to the Closing Date, then (i) each of Assignee and the applicable Assignor, if required under applicable law, shall use its reasonable best efforts in good faith to obtain such consent as promptly as practicable thereafter (provided that reasonable best efforts shall not include the payment of monies to any third party) and (ii) until such consent is obtained, the parties shall use reasonable efforts in good faith to cooperate and to cause each of their respective affiliates to cooperate, in any lawful arrangement (including licensing, subleasing or subcontracting if permitted) designed to provide to Assignee the operational and economic benefits under any such Assets.

      9.10. Disclosure Schedules and Exhibits; Entire Agreement. The Disclosure Schedules, and all exhibits and attachments to the Disclosure Schedules, an all exhibits to, and documents expressly incorporated into this Agreement, and any other attachments to this Agreement are hereby incorporated into this Agreement and are made a part hereof as if set out in full in this Agreement. This Agreement (and the agreements, certificates and other documents delivered hereunder), unless otherwise provided herein, supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

      9.11. Survival of Representations and Warranties. All of the representations and warranties of the Assignors and Assignee contained in this Agreement shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for ten (10) years thereafter (subject to any applicable statutes of limitations).

      9.12. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

      9.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which shall constitute the same instrument.


                           [Signature Pages Follow]

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf as of the date first above written.

                                       ASSIGNORS:

                                       CANTOR FITZGERALD, L.P.


                                       By:/s/ Howard W. Lutnick
                                          -----------------------------------
                                          Name: Howard W. Lutnick
                                          Title: Chairman

                                       CANTOR FITZGERALD SECURITIES


                                       By:/s/ Howard W. Lutnick
                                          -----------------------------------
                                          Name: Howard W. Lutnick
                                          Title: President

                                       CANTOR FITZGERALD & CO.


                                       By:/s/ Howard W. Lutnick
                                          -----------------------------------
                                          Name: Howard W. Lutnick
                                          Title: President and Chief Executive
                                                 Officer


                                       CFFE, LLC

                                       By:/s/ Howard W. Lutnick
                                          -----------------------------------
                                          Name: Howard W. Lutnick
                                          Title: President and Chief Executive
                                                 Officer


                                       CANTOR FITZGERALD L.L.C.


                                       By:/s/ Howard W. Lutnick
                                          -----------------------------------
                                          Name: Howard W. Lutnick
                                          Title: President and Executive
                                              Managing Director


            [Signature Page to Assignment and Assumption Agreement]

                                       CFPH, LLC


                                       By:/s/ Howard W. Lutnick
                                          -----------------------------------
                                          Name: Howard W. Lutnick
                                          Title: President and Chief Executive
                                                 Officer


                                       ASSIGNEE:

                                       eSPEED, INC.


                                       By:/s/ Howard W. Lutnick
                                          -----------------------------------
                                          Name: Howard W. Lutnick
                                          Title: Chief Executive Officer


                                     A-1